Exhibit 8.1

May 9, 2003

Board of Directors
CIENA Corporation
1201 Winterson Road
Linthicum, Maryland 21090

Gentlemen/Ladies:

     This opinion is being delivered to you in connection with the proposed merger of WaveSmith Networks (the “Company”), a Delaware corporation, with and into CIENA Corporation (“CIENA”), a Delaware corporation, with the separate corporate existence of the Company ceasing and CIENA continuing as the surviving corporation (the “Merger”). The Merger will be consummated pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of April 9, 2003, by and among CIENA and the Company.

     In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Registration Statement”) and/or the Proxy Statement/Prospectus of CIENA and the Company; (3) factual representations and certifications made to us by CIENA; (4) factual representations and certifications made to us by the Company; (5) such other instruments and documents related to the formation, organization and operation of CIENA and the Company or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. In addition, we have reviewed the form of opinion of counsel received by the Company from Testa, Hurwitz & Thibeault LLP, with respect to the tax consequences of the proposed transaction (the “Testa, Hurwitz Opinion”).1/

1/All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless

CIENA Corporation
May 9, 2003

The Proposed Transaction

     Based solely upon our review of the documents set forth above, and upon such information as CIENA and the Company have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

     CIENA is a leader in the rapidly growing intelligent optical networking equipment market and offers a comprehensive portfolio of products for communications service providers worldwide. The Company designs, markets and sells optical communications networking equipment specifically designed to address the bandwith and service limitations of metropolitan area and regional networks.

     For the reasons set forth in the Registration Statement, it is proposed that pursuant to the Agreement and the laws of the State of Delaware, the Company merge with and into CIENA. The Company’s separate corporate existence will cease and CIENA will be the surviving corporation (the “Surviving Corporation”). As the Surviving Corporation, CIENA will succeed to all of the assets and liabilities of the Company under Delaware corporate law.

     By virtue of the Merger, each share of Company Common Stock and Company Preferred Stock issued and outstanding at the Effective Time will be converted into and become exchangeable for the right to receive CIENA Common Stock in amounts determined pursuant to the Exchange Ratios. Fractional shares of CIENA Common Stock will not be issued in the Merger. Rather, each holder of Company Common Stock and Company Preferred Stock who would otherwise have been entitled to receive a fractional share will receive a cash payment in lieu thereof in an amount determined by multiplying (i) the Per Share Price by (ii) the fractional share to which such holder would otherwise be entitled. Dissenting Shares will be entitled to receive such consideration determined to be due with respect to such shares in accordance with Section 262 of the DGCL.

     Immediately prior to the Merger, the preferences of the various classes of Company Preferred Stock will change as a result of the merger of WS Contract Corp. into the Company (the “Company Sub Merger”). As a result of these changes, each holder of Company Common Stock will receive a greater number of shares of otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

CIENA Corporation
May 9, 2003

CIENA Common Stock pursuant to the Merger than each such shareholder would have received if the Company Sub Merger had not occurred.

Assumptions and Representations

     In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

     1.     All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

     2.     The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

     3.     All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made “to the best of knowledge” or similarly qualified is correct without such qualification.

     4.     The Merger will be consummated in accordance with the Agreement and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); CIENA and the Company will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.

     5.     Shareholders of the Company will not exercise appraisal rights with respect to shares of Company Capital Stock representing more than ten percent of the value of the Company immediately prior to the Effective Time.

     6.     The Testa, Hurwitz Opinion has been concurrently delivered and not withdrawn.

CIENA Corporation
May 9, 2003

Opinion — Federal Income Tax Consequences

     Based upon and subject to the assumptions and qualifications set forth herein, our opinion as to the material federal income tax consequences of the Merger is included in the Registration Statement under the caption “Federal Income Tax Consequences” and we hereby confirm our opinion as set forth therein.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

     1.     This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. CIENA has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws after the Effective Date.

     2.     This opinion only addresses our opinion as set forth in the Registration Statement. This opinion does not address any other federal, state, local or foreign tax consequence that may result from the Merger or any other transaction (including any transaction undertaken in connection with or in contemplation of the Merger). In particular, except as specifically set forth in our opinion as set forth in the Registration Statement, we express no opinion regarding (i) whether and the extent to which any holder of Company Capital Stock who has provided or will provide services to the Company or CIENA will have compensation income under any provision of the Code; (ii) the effects of any such compensation income, including but not limited to the effect upon the basis and holding period of CIENA Common Stock received by any such stockholder; (iii) the potential application of the “golden parachute” provisions (Sections 280G, 3121(v)(2) and 4999) of the Code,

CIENA Corporation
May 9, 2003

the alternative minimum tax provisions (Sections 55, 56 and 57) of the Code or Sections 305, 306, 357, 424, and 708 of the Code, or the Treasury Regulations promulgated thereunder; (iv) the corporate level tax consequences of the Merger to CIENA or the Company, including without limitation the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of the Company, after application of any provision of the Code, as well as the Treasury Regulations promulgated thereunder and judicial interpretations thereof; (v) the tax consequences of the Merger as applied to specific shareholders of the Company or that may be relevant to particular classes of Company shareholders such as dealers in securities, foreign persons, corporate shareholders subject to the alternative minimum tax and holders of shares acquired upon exercise of stock options or in other compensatory transactions; (vi) the tax consequences of any transaction in which a right to acquire Company Capital Stock or CIENA Common Stock was received, or the effect of the Merger upon such tax consequences; (vii) the tax consequences of the Merger to creditors of the Company or to holders of Company debt instruments, options, warrants or other rights to acquire Company Capital Stock; (viii) any state, local or foreign tax consequences of the Merger; or (ix) the tax consequences of the changes to the liquidation preferences of the various classes of Company Preferred Stock made in connection with the Company Sub Merger.

     3.     Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned “The Proposed Transaction,” the Agreement and the Registration Statement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section captioned “The Proposed Transaction,” the Agreement and the Registration Statement or to any transaction whatsoever, including the Merger, if all the transactions described in the section captioned “The Proposed Transaction,” the Agreement and the Registration Statement are not consummated in accordance with the terms of the section captioned “The Proposed Transaction,” the Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

CIENA Corporation
May 9, 2003

     This opinion letter has been provided for your use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the Federal Income Tax Consequences and Legal Matters sections of the Registration Statement. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.